Exhibit 10.14
ADDENDUM
1.	Stock Option Agreement: Stock options in the amount of 30,000 shares of Calgon Carbon Corporation’s common shares vesting in increments of 10,000 shares. On or after January 2, 2001, you may purchase the stock granted as follows:

Purchase Date	Number of Shares
On or after January 2, 2001	10,000
On or after January 2, 2002	10,000
On or after January 2, 2003	10,000
The option may be exercised in accordance with the above schedule in whole or in part at any time to and including January 1, 2010. The details of the option grant will be included in the Stock Option Agreement between the Company and you.
The stock options that you will be granted when employment begins will continue to be exercisable, per the vesting schedule in the stock option agreement, if you are terminated without cause.
2.	Your relocation will be provided for per the Company’s Employee Relocation Policy. The policy includes:
•	Transport of your household goods

•	Transportation, meals, and lodging for you and your family including packing and unpacking of goods

•	Reimbursement for your spouse’s trips for locating a new residence, limited to six days

•	Reimbursement for standard and usual costs associated with selling your current residence, not including sale price

•	Reimbursement for standard and usual costs of purchasing a new residence, not including purchase price

•	Reimbursement for temporary housing for up to 180 days from your date of employment
3.	You will be provided with a company car per the conditions of the Company’s Car Policy.

4.	The Company shall support you in obtaining a non-residence status in Belgium.

5.	The Company will discuss methods to enhance the pension and disability plan provisions available to you provided that such enhancements comply with appropriate labor laws and do not require amendment of Plans to include all participants.

6.	Termination of the employment contract: The parties acknowledge that the annual pay at the time of entering into employment is at least equal to BEF 1,912,000 gross and therefore agree to fix the notice period to be observed by the Company in the event of termination of the employment contract without serious reason according to the following formula (current Claeys formula):
               N= 0.89 x (Sen) + 0.08 x (A) + 0.0013 x (S) — 2
          Whereby:
               N = notice period in months
               Sen = seniority in years and in parts of years

               A = age in years and part years
               S =salary expressed in plurals of BEF 1,000 reduced by the index at the time of the calculation of the Claeys formula
          However, the parties expressly agree that the notice period to be observed by the Company is fixed at minimum 18 months.